FOR IMMEDIATE RELEASE

MISCOR Group Reports 47 Percent Increase in First Quarter Net Sales
Growth in All Segments Fueled by Acquisitions, Increasing Market Penetration

SOUTH BEND, Ind., July 13, 2006 - Industrial services provider MISCOR Group, Ltd., reported a 47 percent increase in net sales for the first quarter ended April 2, 2006, compared to the first quarter of 2005. This increase was driven by gains in MISCOR’s Industrial Services and Electrical Contracting Groups, as well as its entry into the diesel engine repair business in 2005. MISCOR posted a net loss in the current quarter due to increased interest expense related to its growth and acquisition activity, as well as costs associated with its public registration of stock with the Securities and Exchange Commission. MISCOR’s initial public registration was declared effective on May 12, 2006, and the Company is currently pursuing a listing on the OTC Bulletin Board.

MISCOR, a South Bend, Ind.-based provider of electrical contracting and services for specialty electric motors, lifting magnets, power distribution systems, and large diesel engines, reported record net sales of $13.3 million in the fiscal 2006 first quarter, compared with net sales of $9 million in the same quarter of the prior year. MISCOR said its product sales more than doubled on a year-over-year basis, while service revenue increased 19.7 percent, and the Company posted sales growth at all of its divisions.

MISCOR posted a net loss of $786,000, or $0.01 per diluted share, for the first quarter of 2006, compared to a net loss of $218,000, or $0.00 per diluted share, in the same quarter last year. While MISCOR reported a gross profit increase of 69.4 percent to $2.7 million for the quarter compared to the first quarter of 2005, higher interest expense related to the Company’s acquisition of certain operating assets of Hatch & Kirk, Inc., a manufacturer of power assemblies for diesel engines, and legal and administrative costs related to its initial public registration of stock and acquisition activity offset these gains.

“We are pleased with our top-line growth and margins and will continue to pursue prudent growth and disciplined acquisitions to ensure we provide value to our current and future shareholders,” said John Martell, president and CEO of MISCOR Group. “Our significant sales growth in the first quarter is a great launch pad for the initial public registration of our stock, however we feel it is just the beginning of what is significant opportunity with our current operations as well as targeted, strategic acquisitions.”

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MISCOR operates three reporting segments, including the Industrial Services Group, comprised of the Motor, Magnet, and Engineering Services Groups; Electrical Contracting Group, which provides customers with a variety of maintenance and repair services for industrial, commercial, and institutional operations; and the Diesel Engine Components Group, launched in 2005.

Total revenues for the three segments increased by $4.3 million in the quarter compared to the first quarter of 2005. Industrial Services accounted for $1.1 million of the increase due to higher sales of all services, including motor and magnet repairs and other industrial services. Growth in the Electrical Contracting Group, which accounted for $0.8 million of the sales gain, was driven by increasing market penetration and name recognition assisted by a strong local construction market. The Diesel Engine Components Group contributed $2.4 million to first quarter growth. This group was launched by the March 2005 acquisition of certain operating assets from Hatch & Kirk, with offices in Maryland and West Virginia.

MISCOR’s track record of strong growth recently secured them a ranking by Inc. magazine of #128 among the 500 fastest-growing private companies in the country for 2005. This was the second year in a row that MISCOR was ranked by the Inc. 500. In addition, MISCOR was recently ranked #3 on the Inner City 100’s list of fastest growing Inner City companies in America with a five-year growth rate of 3,413 percent.

“Our continued high rate of growth earned us great recognition over the last two years, but more importantly, it’s fueling our emergence as a leader in the industrial services and electrical contracting markets,” said Richard Mullin, chief financial officer of MISCOR Group. “The first quarter was a good start to the year, but we feel we’re just starting to hit our stride. With several strategic initiatives underway, we are well-positioned to transition from an emerging company to a national enterprise focused on measured, profitable growth.”

MISCOR added that the integration of its most recent acquisition, electrical motor repair company Smith Services of Alabama, is on track and is expected to positively impact MISCOR’s financial performance in fiscal 2006. MISCOR completed the acquisition of Smith Services at the end of the fiscal 2006 first quarter, adding new business and capabilities in the Gulf Coast region for its Industrial Services Group.

“From an operations perspective, we are focused on growing sales, integrating our acquisitions, and increasing cash flow to reduce debt and improve earnings,” said Martell. “We also have an external perspective aimed at raising the profile of MISCOR in the markets we serve to attract customers and acquisition candidates, as well as among investors to attract capital for growth and improve liquidity in our stock.

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“Likewise, the expected listing of our stock on the OTC Bulletin Board is a critical part of our effort to increase shareholder liquidity, and we are aggressively pursuing this opportunity following approval of the initial registration of our stock with the SEC.”

About MISCOR
Formerly known as Magnetech Integrated Services Corp., MISCOR conducts operations through three principal subsidiaries: Magnetech Industrial Services, Inc., which is primarily engaged in providing maintenance and repair services to industry for electric motors, lifting magnets and power distribution systems; Martell Electric, LLC which provides a wide range of electrical contracting services for industrial, commercial and institutional customers; and HK Engine Components, LLC which manufactures, repairs and engineers power assemblies for large diesel engines. Ranked on the Inc. 500 in each of the last two years, MISCOR has grown to more than 360 employees in 11 locations nationwide.

Forward Looking Statements
This press release includes "forward-looking statements" within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. These forward-looking statements involve certain risks and uncertainties that ultimately may not prove to be accurate. Actual results and future events could differ materially from those anticipated in such statements. For further discussion of risks and uncertainties, individuals should refer to the Company's SEC filings. MISCOR Group, Ltd. undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this press release. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement.

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CONTACT:
Rich Mullin, CFO	Noel Ryan, Jeff Lambert
MISCOR Group, Ltd.	Lambert, Edwards & Associates, Inc.
574/234-8131	616/233-0500 / nryan@lambert-edwards.com